Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated March 9, 2016, with respect to the consolidated financial statements of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2015 and 2014 and for the years then ended, appearing in this Post-Qualification Amendment No. 11 to the Regulation A Offering Statement on Form 1-A of Groundfloor Finance Inc. (File No. 024-10496).

/s/ Hughes Pittman & Gupton, LLP

Raleigh, North Carolina

March 17, 2016